Exhibit 3

ORDER FOR (1) RESTRAINT OF ASSETS, (2) DISCLOSURE OF

INFORMATION, (3) PRESERVATION OF DOCUMENTS AND (4)

RESTRICTION ON COMMUNICATION

IN THE HIGH COURT OF JUSTICE	Claim No: HC01C05440
CHANCERY DIVISION

[         9th] July 2003]

[THE COURT SITTING IN PRIVATE]

THE HONORABLE MR JUSTICE [Lewison]

B E T W E E N:

WESTMINSTER CITY COUNCIL

Applicant/Claimant

- and -

(1) DAME SHIRLEY PORTER

(2) DAVID PETER WEEKS

Defendants

- and -

JOHN ROBERT PORTER

Respondent

~~draft/~~ORDER

JOHN ROBERT PORTER of 34 Rue de la Concorde, 1050 Brussels, Belgium

PENAL NOTICE

IF YOU, THE WITHIN NAMED JOHN ROBERT PORTER, DISOBEY THIS ORDER YOU MAY BE HELD TO BE IN CONTEMPT OF COURT AND LIABLE TO IMPRISONMENT OR FINED OR YOUR ASSETS SEIZED.

ANY OTHER PERSON WHO KNOWS OF THIS ORDER AND DOES ANYTHING WHICH HELPS OR PERMITS THE RESPONDENT TO BREACH THE TERMS OF THIS ORDER MAY ALSO BE HELD TO BE IN CONTEMPT

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OF COURT AND MAY BE IMPRISONED FINED OR HAVE THEIR ASSETS SEIZED.

IMPORTANT

NOTICE TO RESPONDENT

You should read the terms of this Order and the Guidance Notes very carefully. You are advised to consult a solicitor as soon as possible.

This Order requires you (1) to restrain from dealing with certain assets of the First Defendant (as defined below), (2) to provide information to the Applicant’s/Claimant’s solicitors by letter by 16 July 2003 and then by affidavit by 6 August 2003 /s/ KL ~~on affidavit within [14] days of this Order being served on you~~, (3) to preserve documentation (as defined below) and (4) not to inform any one of this Order (subject as below).

You have the right to ask the Court to vary or discharge this Order.

If you disobey this Order, you may be found guilty of contempt of Court and may be sent to prison or fined.

THE ORDER

An application was made today [9 July 2003] /s/ KL by Counsel for the Applicant/Claimant to Mr Justice [Lewison] who heard the application. The Judge read the affidavits listed in Schedule A and accepted the undertakings set out in Schedule B at the end of this Order.

As a result of the application

IT IS ORDERED THAT until [1 October 2003] (“the Return Date”) /s/ KL ~~[or further Order of this Court]~~:-

Definitions

1.	For the purpose of this Order, the First Defendant’s assets include:-

(1)	any asset which she has the power, directly or indirectly, jointly or singularly, to dispose of or deal with as if it were her own, including for the avoidance of doubt any asset under a trust, settlement, company, stiftung, anstalt, or other entity under which she is a

5.	The Respondent be restrained, whether by himself or his employees, servants or agents, either directly or indirectly, from:

(1)	in any way dealing with, and/or

(2)	carrying out or attempting to carry out any transaction relating to and/or concerning, and/or

(3)	in any way disposing of, and/or

(4)	diminishing the value of, and/or

(5)	otherwise dissipating

any of the First Defendants’ assets as defined in paragraph 1 above which are in the Respondent’s custody, care or power, whether they are inside or outside England and Wales.

6.	The prohibition in paragraphs 4 and 5 above covers but is not limited to any interest of the First Defendant in the following assets in particular:

(1)	any asset. which she has the power, directly or indirectly, jointly or singularly, to dispose of or deal with as if it were her own, including for the avoidance of doubt. any asset under a trust, settlement, company, stiftung, anstalt or other entity under which she is a beneficiary, whether discretionary or otherwise. The First Defendant is to be regarded as having such power if a third party holds or controls directly or indirectly the asset, whether under a trust, settlement, company, stiftung, anstalt or other entity which holds and manages any such asset, in accordance with the First Defendant’s direct or indirect instructions or expression of wishes, whether sole or joint with another;

(2)	any asset held in a blind trust under which the First Defendant may be added as a beneficiary by a power exercisable by the trustees, settlor, protector or other third party;

(3)	any asset of Whitecoast Investments Limited including but not limited to monies held in its account at Credit Suisse Guernsey Limited A/C No.33107.51.

7.	[redacted]

Provision of information and documentation.

8.	The Respondent must provide in the manner and within the time set out in paragraph 9 below the following information insofar as is known to or best remembered by him:

(1)	Details of all business and/or financial dealings and transactions between the First Defendant and the Respondent for the period 1 January 1994 to the present day, including any payments or loans, whether for investment purposes or otherwise, which the First Defendant may have made directly or indirectly, and whether alone or jointly with others, to the Respondent or any companies associated with the Respondent and any payments or repayments made by the Respondent to or for the benefit of the First Defendant.

(2)	Details of all transactions from 1 January 1994 to the present day relating to any asset of the First Defendant (as defined in paragraph 1 above):

(a)	the date when each such transaction took place;

(b)	the identity of the Person or Persons who provided advice and/or related assistance in respect of each such transaction;

(c)	the Person from whom, and to whom, the First Defendant’s asset (as defined in paragraph 1 above) was transferred as part of the transaction;

(d)	the value, as at the date of the transaction and, if known, the date of this Order, of the asset which was the subject of the transaction;

(e)	the purpose for which each transaction took place.

(3)	Without prejudice to the generality of the Order in paragraph 8(2) above, the Respondent is to provide details of the following:-

(a)	All business and/or financial dealings and transactions involving Whitecoast Investments Limited from 22 April 1996 (the date of its incorporation) to the present day.

(b)	All loan arrangements from 22 April 1996 to the present day between Whitecoast Investments Limited and

(4)	Details of each Person (including the Respondent) who or which has provided financial advice and/or related assistance in relation to any of the First Defendant’s assets (as defined in paragraph 1 above), including details of the date, nature and extent of such financial advice and/or related assistance.

(5)	Details of each asset of the First Defendant (as defined in paragraph 1 above) with a value of £100,000 or more.

(6)	In relation to each trust, settlement, company, stiftung, anstalt or other entity which holds or manages an asset or assets of the First Defendant, whether directly or indirectly, in the manner set out in paragraph 1 above including any blind trust under which the First Defendant may be added as a beneficiary by a power exercisable by the trustees, settlor, protector or other third party, the Respondent must:

(a)	state the name of each such entity;

(b)	state its address for service of legal proceedings;

(c)	state the names and addresses of all persons who have operated each such entity from 1 January 1994 onwards;

(d)	specify the interest and/or involvement of the First Defendant in such entity; and

(e)	identify any and all requests made, wishes expressed and/or instructions given by or on behalf of the First Defendant from 1 January 1994 to the present day in relation to the asset or assets held directly or indirectly by such entity.

9.	The Respondent must provide the information identified in paragraph 8 above by letter by 16 July 2002 and then /s/ KL by way of an affidavit served on the Claimant’s/Applicant’s solicitors by 6 August 2003 ~~within [14] days of this Order being served on him~~ and exhibiting to that affidavit ~~thereto~~ a copy of all documents (including but not limited to computer files and databases or information held on microfiche) in his possession or control (wherever those documents are located, i.e. whether within or outside England and Wales) which are relevant to the questions raised in paragraph 8 above and the Respondent’s answers thereto.

10.	In addition, the Respondent must exhibit to the affidavit referred to in paragraph 9 above copies of all correspondence, attendance notes and emails and other documentation, whether held electronically or otherwise, sent to, or sent by, the First Defendant and/or otherwise relating to the First Defendant’s financial affairs and which are within the Respondent’s power, possession or control.

11.	Insofar as the Respondent is no longer in possession or control of any document referred to in paragraphs 9 and 10 above, the Respondent must in the said affidavit provide full details of when he lost control or possession of the document and the reasons and circumstances in which the document is no longer in the Respondent’s possession or control and the name and address of the Person presently holding the document, if any.

12.	If there exists any documentation or information which would otherwise fall within the ambit of paragraphs 9 and 10 above, but in respect of which the Respondent claims a right or duty to withhold providing such documentation or information, the Respondent must identify the relevant documentation and. state the basis for asserting such a right or duty. For the avoidance of doubt, the Respondent is not permitted to refuse to provide such documentation or information on the grounds of a duty of confidentiality owed to the First Defendant or to Whitecoast Investments Limited.

Preservation of documents

13.	Until the Return Date or further Order of this Court in the meantime the Respondent must not destroy, damage, tamper with, cancel or part with possession, power, custody or control of any document (including but not limited to computer files and databases or information held no microfiche, correspondence, emails and notes of conversations and/or meetings) in his possession or control (wherever those documents are located, i.e. whether within or outside England and Wales) which are relevant to the questions raised in paragraph 8 above and the Respondent’s answers thereto.

Restriction on communication

14.	Except for the purpose of obtaining legal advice and communicating with the Court about this Order, the Respondent or anyone else with knowledge, of this Order must not directly or indirectly inform any other Person of this application or the existence and/or contents of this Order, or warn anyone that proceedings may be brought against that Person by the Applicant/Claimant until the Return Date or further Order of this Court in the meantime.

Service

15.	The Applicant / Claimant may serve this Order on the Respondent at (i) 34 Rue De La Concorde, 1050 Brussels, Belgium and/or (ii) such other place at which he may be found.

Variation or discharge of this Order

(4)	The Respondent (or anyone notified of this Order) may apply to the Court at any time to vary or discharge this Order (or so much of it as affects him), but he must first give 24 hours notice in writing to the Applicant’s / Claimant’s solicitors.

Persons outside England and Wales

(5)	Except as provided in paragraph. (6) below, the terms of this Order do not affect or concern anyone outside the jurisdiction of this Court.

(6)	The terms of this Order will affect the following persons in a country or state outside the jurisdiction of this Court:

(a)	the Respondent;

(b)	any person who:

(i)	is subject to the jurisdiction of this Court;

(ii)	has been given written notice of this Order at his residence or place of business within the jurisdiction of this Court; and

(iii)	is able to prevent acts or omissions outside the jurisdiction of this Court which constitute or assist in a breach of the terms of this Order; and

(c)	any other person, only to the extent that this Order is declared enforceable by or is enforced by the courts of that country or state.

Assets located outside England and Wales

(7)	Nothing in this Order shall, in respect of assets located outside England and Wales, prevent any third party from complying with:

(a)	what it reasonably believes to be its obligations, contractual or otherwise, under the laws and obligations of the country or state in which those assets are situated or under the proper law of any contract between itself and the Respondent; and

(b)	any orders of the courts of that country and state provided that reasonable notice of any application for such an order is given to the Applicants/Claimants’ solicitors.

Communications with the Court

(8)	All communications to the Court about this Order should be sent to Room TM 505, Royal Courts of Justice, Strand, London WC2A 2LL quoting the case number. The telephone number is 0207 947 6754. The offices are open between 10 am and 4.30 pm Monday to Friday.

SCHEDULE A

The Claimant / Applicant relied upon the following affidavits:

1.	John Michael Fordham’s First Affidavit sworn on 27 December 2001.

2.	John Michael Fordham’s Fourth Affidavit sworn on 9 July 2003.

SCHEDULE B

Undertakings given to the Court by the Applicant / Claimant:

1.	Anyone notified of this Order will be given a copy of it by the Applicant’s / Claimant’s solicitors.

2.	[Redacted]

3.	If for any reason this Order ceases to have effect, the Applicant / Claimant will forthwith take all reasonable steps to inform, in writing, any person or company, to whom it has given notice of this Order, or who it has reasonable grounds for supposing may act upon this Order, that it has ceased to have effect.

~~4.~~	~~The Applicant / Claimant will not without the permission of the Court begin proceedings against the First Defendant in any other jurisdiction or use information obtained as a result of an Order of the Court in this jurisdiction for the purpose of civil or criminal proceedings in any other jurisdiction.~~

4.	The Applicant will re-swear the Fourth Affidavit of John Michael Fordham with a complete exhibit “JMF 4”.

~~5.~~	~~The Applicant / Claimant will not without the permission of the Court seek to enforce this Order in any country outside England and Wales or seek an Order.~~

5.	If the Court later finds that this Order has caused loss to the Respondent or Whitecoast Investments Limited and decides that the Respondent or Whitecoast Investments Limited should be compensated for that loss, the Applicant will comply with any /s/ KL